Exhibit 2.1

Amendment No. 2 to Agreement and Plan of Merger

This Amendment No. 2, dated as of April 4, 2025 (this “Amendment”), to that certain Agreement and Plan of Merger, dated as of April 18, 2023, as amended (the “Merger Agreement”), is made by and among Envoy Mobility, Inc., a Nevada corporation, formerly known as Blink Mobility, LLC (“Parent”), Envoy Technologies, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company (the “Equityholders’ Agent”). Parent, Company and Equityholders’ Agent are referred to herein sometimes individually as a “Party” and collectively herein as the “Parties.” Any capitalized terms used herein but not defined in this Amendment shall have the meaning ascribed to such terms in the Merger Agreement.

WHEREAS, on March 10, 2025, the Parties amended the Merger Agreement pursuant to that certain Amendment No. 1 to Agreement and Plan of Merger, which, among other things, extended the Tertiary Qualified IPO Stock Date and HoldCo Stock Issuance Date, each as defined in the Merger Agreement, by 45 days, but only with respect to an underwritten initial public offering referred to in subsection (x) of Qualified IPO;

WHEREAS, Section 9.11 of the Merger Agreement requires a written instrument signed by the Parties to amend, supplement or change the Merger Agreement; and

WHEREAS, the Parties wish to extend the Tertiary Qualified IPO Stock Date and HoldCo Stock Issuance Date, each as defined in the Merger Agreement, by 45 days with respect to a direct listing referred to in subsection (y) of Qualified IPO to the extent such direct listing occurs on either the New York Stock Exchange or the Nasdaq Capital Market, Global Select Market or Global Market.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound, the Parties agree as follows:

1. Amendments. The phrase “25.5 months anniversary (June 2, 2025) in the case of an underwritten initial public offering referred to in subsection (x) of Qualified IPO and 24 months anniversary in the case of a direct listing referred to in subsection (y) of Qualified IPO” used in Section 2.1(c)(i)(4)(A) of the Merger Agreement is deleted and replaced with:

“25.5 months anniversary (June 2, 2025) in the case of an underwritten initial public offering referred to in subsection (x) of Qualified IPO or in the case of a direct listing referred to in subsection (y) of Qualified IPO to the extent such direct listing is consummated on either the New York Stock Exchange or the Nasdaq Capital Market, Global Select Market or Global Market, and Parent agrees that it shall not consummate a direct listing referred to in subsection (y) of Qualified IPO other than on either the New York Stock Exchange or the Nasdaq Capital Market, Global Select Market or Global Market.”

2. Certain Interpretation. For the avoidance of doubt, in the event of a direct listing consummated on either the New York Stock Exchange or the Nasdaq Capital Market, Global Select Market or Global Market, the shares to be listed for trading shall include the shares issuable pursuant to Section 2.1(c)(i)(4)(A) of the Merger Agreement.

3. Miscellaneous Provisions.

a. Defined Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.

b. Binding Effect. This Amendment No. 2 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

c. Counterparts. This Amendment No. 2 may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

d. Agreement in Effect. Except as expressly provided herein, the execution and delivery of this Amendment No. 2 shall not extend, modify or waive any term or condition of the Merger Agreement.

e. Governing Law. This Amendment No. 2 shall be governed by, and construed under, the laws of the State of Delaware, and all rights and remedies being governed by said laws, without regard to principles of conflict of law.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 effective as of the day and year first above written.

Envoy Mobility, Inc.

By:	/s/ Aviv Hillo, Esq
Name:	Aviv Hillo, Esq.
Title:	General Counsel & EVP M&A

Envoy Technologies, Inc.

By:	/s/ Aric Ohana
Name:	Aric Ohana
Title:	CEO

Fortis Advisors LLC, solely in its capacity as the Equityholders’ Agent

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director

Acknowledged, Accepted and Agreed:

Blink Charging Co.

By:	/s/ Michael Battaglia
Name:	Michael Battaglia
Title:	Chief Executive Officer